HART & HART, LLC
                                ATTORNEYS AT LAW
                             1624 Washington Street
                                Denver, CO 80203
William T. Hart, P.C.              ________            Email: harttrinen@aol.com
Will Hart                      (303) 839-0061                Fax: (303) 839-5414


                                 April 22, 2014


Karina Dorin
Securities and Exchange Commission
100 F Street, N.E.,
Washington, D.C. 20549

      Re:   Synergy Resources Corporation
            Form 10-K for Fiscal Year Ended August 31, 2013
            Form 10-Q for Period Ended February 28, 2014


     This office represents Synergy Resources Corporation. The Company plans to respond to the staff's letter dated April 9, 2014 by May 7, 2014.

     If you should have any questions concerning the foregoing, please do not hesitate to contact the undersigned.


                                    Very Truly Yours,

                                    HART & HART, LLC

                                    /s/ William T. Hart

                                    By
                                        William T. Hart




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